Exhibit 99.1

Clearwater Paper Reports Third Quarter 2009 Results

SPOKANE, Wash.--(BUSINESS WIRE)--October 29, 2009--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the third quarter ended September 30, 2009. The company reported net earnings for the third quarter of 2009 of $46.2 million, or $3.92 per diluted common share, compared to net earnings of $0.9 million, or $0.08 per diluted common share, for the third quarter of 2008. Net earnings for the third quarter of 2009, excluding $47.1 million of income from alternative fuel mixture tax credits were $16.5 million, or $1.40 per diluted common share.

“Our third quarter results were excellent. The outstanding performance of our Consumer Products segment and the stable performance of our Pulp and Paperboard segment continued the positive trends we have delivered throughout the year. Potentially higher commodity and promotional costs could impact our total performance but we remain positive about our outlook,” said Gordon Jones, president, chief executive officer and director.

THIRD QUARTER 2009 SEGMENT PERFORMANCE

Consumer Products

Operating income for the third quarter of 2009 was $32.1 million, compared with operating income of $11.1 million for the third quarter of 2008. Net sales of $140.2 million for the quarter were 7% higher than third quarter 2008 net sales of $130.6 million.

  The increase in net sales was driven by 5% higher volume and slightly higher net selling prices when compared to the third quarter of 2008. The segment shipped a record 52,778 tons of finished goods during the quarter. These tons represented 7.6 million cases of product shipped during the third quarter of 2009 versus 7.2 million cases shipped during the third quarter of 2008.

  Segment performance was driven by strong production in papermaking and converting coupled with lower input costs for pulp, freight, energy and packaging supplies.

Pulp and Paperboard

Operating income for the third quarter of 2009 was $57.7 million, compared to operating income of $0.4 million for the third quarter of 2008. Excluding the income recognized for the alternative fuel mixture tax credits, operating income for the third quarter of 2009 was $10.6 million. Net sales of $185.5 million for the quarter were 6% lower than the third quarter 2008 net sales of $196.3 million.

  Lower net sales for the quarter were the result of a 1% decline in paperboard shipments, a 1% decline in paperboard average net selling prices and a 24% decline in market pulp net selling prices compared to the same period in 2008. Partially offsetting the declines was a 15% increase in market pulp shipments to third parties.
  Operating income for the quarter was favorably affected by lower input costs for wood fiber, freight, chemicals and energy compared to the same quarter in 2008.
  Total maintenance costs were $2.7 million lower during the quarter compared to the same period in 2008, attributable to delaying the majority of our major maintenance downtime expense to coincide with our 2010 maintenance downtime schedule. This was partially offset by higher repair costs resulting from a power outage at our Lewiston, Idaho mill and also increased regular maintenance expense.
  The segment recorded $47.1 million of pre-tax income during the quarter related to the alternative fuel mixture tax credits. Through September 30, the company has recorded pre-tax income of $123.5 million and received cash of $87.4 million in connection with these tax credits.

Wood Products

Operating loss for the third quarter of 2009 was $4.2 million, compared to an operating loss of $1.6 million for the third quarter of 2008. Net sales of $21.3 million for the quarter were 9% lower than the third quarter 2008 net sales of $23.3 million.

  Overall lumber net selling prices fell by 31% in the third quarter 2009 compared to the third quarter of 2008, due to lower lumber prices and a lower percentage of higher-value cedar product sales. However, lumber net selling prices have sequentially improved since the beginning of 2009.
  Shipment volumes increased by 32% during the quarter compared to the same quarter in 2008.
  Saw log costs were lower in the quarter due to lower log prices and log mix, compared to the third quarter of 2008.

Corporate and Eliminations Expenses

Corporate and eliminations expenses for the third quarter of 2009 were $8.0 million compared to $5.4 million for the third quarter of 2008. The increase was primarily attributable to higher corporate administration expenses in 2009 associated with being an independent, publicly-traded company following the company’s spinoff from Potlatch Corporation, as well as higher incentive compensation related expenses.

Tax Rate

The company’s effective income tax rate for the third quarter of 2009 was 36.9% compared to 26.4% for the same period last year. The tax provision for the third quarter of 2008 was calculated on a carve-out basis from Potlatch Corporation, whereas the 2009 tax provision is reflective of the company’s operations and tax attributes as a stand-alone entity.

Clearwater Paper Corporation Separation from Potlatch Corporation

This news release represents the third full quarter reporting for Clearwater Paper Corporation as a stand-alone company. Clearwater Paper Corporation was spun-off from Potlatch Corporation on December 16, 2008. Clearwater Paper is comprised of Potlatch’s former pulp-based manufacturing businesses and the Lewiston, Idaho, lumber mill.

Note Regarding Use of Non-GAAP Financial Measure

In this press release, the company presents its net earnings for the third quarter of 2009, excluding income from alternative fuel mixture tax credits. This amount is not in accordance with generally accepted accounting principles (GAAP) and accordingly a reconciliation of this amount to net earnings determined in accordance with GAAP is included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio Web cast and conference call will be held today, Thursday, October 29, 2009 at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-879-6207 (for U.S./Canada investors) or 719-325-4791 (for international investors). The audio Web cast may be accessed on the company’s Web site at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading at the same site at 7 a.m. Pacific time (10:00 a.m. Eastern time). The Web cast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation Web site www.clearwaterpaper.com under “Investor Relations” following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper Corporation manufactures premium consumer tissue, high-quality bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s 2,400 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding future company and segment operating and financial performance, input costs, maintenance costs and schedules and alternative fuel mixture tax credits. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large consumer products segment customer; changes in the alternative fuel mixture tax credit regulations and the company’s eligibility for such tax credits; competitive pricing pressure for the company’s products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; inability to refinance or pay indebtedness; inability to implement corporate strategies; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Clearwater Paper Corporation
Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$331,484	$328,697	$935,089	$952,122
Costs and expenses:
Cost of sales	282,485	314,216	795,152	896,169
Selling, general and administrative expenses	18,627	10,060	52,655	33,992
	301,112	324,276	847,807	930,161
Alternative fuel mixture tax credits	47,137	-	123,510	-
Earnings before interest, debt retirement costs and income taxes	77,509	4,421	210,792	21,961
Interest expense, net	(4,277)	(3,250)	(11,271)	(9,750)
Debt retirement costs	-	-	(6,250)	-
Earnings before income taxes	73,232	1,171	193,271	12,211
Income tax provision	27,023	309	57,967	4,127
Net earnings	$46,209	$862	$135,304	$8,084
Net earnings per common share:
Basic	$4.07	$0.08	$11.91	$0.71
Diluted	3.92	0.08	11.54	0.71
Average shares outstanding (in thousands):
Basic	11,362	11,355	11,359	11,355
Diluted	11,780	11,355	11,729	11,355

Clearwater Paper Corporation
Condensed Balance Sheets
Unaudited (Dollars in thousands)

	September 30,	December 31,
	2009	2008

Assets
Current assets:
Cash	$2,649	$3,218
Restricted cash	750	-
Short-term investments	146,003	10,800
Receivables, net	110,367	104,030
Taxes receivable	69,715	-
Inventories	145,604	154,351
Deferred tax assets	14,772	14,772
Prepaid expenses	5,304	2,408
Total current assets	495,164	289,579
Land	4,729	4,729
Plant and equipment, at cost less accumulated depreciation	366,182	385,138
Other assets	7,213	3,820

	$873,288	$683,266
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$-	$50,000
Note payable to Potlatch	-	100,000
Accounts payable and accrued liabilities	110,470	116,471
Current liability for pensions and other postretirement employee benefits	9,086	9,086
Total current liabilities	119,556	275,557
Long-term debt	148,241	-
Liability for pensions and other postretirement employee benefits	225,144	221,649
Other long-term obligations	4,623	3,234
Accrued taxes	52,267	-
Deferred taxes	1,539	1,837
Accumulated other comprehensive loss	(121,699)	(126,149)
Stockholders' equity excluding accumulated other comprehensive loss	443,617	307,138

	$873,288	$683,266

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Segment net sales:
Consumer Products	$140,190	$130,633	$415,692	$376,529
Pulp and Paperboard:
Paperboard	166,940	171,104	458,820	485,409
Pulp	18,515	24,965	54,307	73,158
Other	7	210	78	604
	185,462	196,279	513,205	559,171
Wood Products	21,344	23,340	50,343	73,746
	346,996	350,252	979,240	1,009,446
Elimination of intersegment sales	(15,512)	(21,555)	(44,151)	(57,324)
Total segment net sales	$331,484	$328,697	$935,089	$952,122

Operating income (loss):
Consumer Products	$32,080	$11,067	$93,398	$21,630
Pulp and Paperboard (1)	57,706	350	153,834	17,231
Wood Products	(4,244)	(1,574)	(14,885)	(9,634)
	85,542	9,843	232,347	29,227
Corporate and eliminations	(8,033)	(5,422)	(21,555)	(7,266)
Earnings before interest, debt retirement costs and income taxes	$77,509	$4,421	$210,792	$21,961

(1)	Operating income for the quarter and nine months ended September 30, 2009, for the Pulp and Paperboard segment included $47.1 million and $123.5 million, respectively, associated with alternative fuel mixture tax credits.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

Quarter Ended
September 30, 2009

GAAP net earnings	$46,209
Special item, after-tax:
Alternative fuel mixture tax credits	29,744
Net earnings, excluding special item	$16,465

GAAP net earnings per diluted share	$3.92
Special item, after-tax:
Alternative fuel mixture tax credits	2.52
Net earnings per diluted share, excluding special item	$1.40

Diluted average shares outstanding (in thousands)	11,780

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet, 509-344-5912
or
(Investors)
Doug Spedden, 509-344-5906